UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2025
SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22345	52-1974638
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)
18 E. Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)
(410) 763-7800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, $0.01 par value per share	SHBI	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2025, James M. Burke, President and Chief Executive Officer of Shore Bancshares, Inc. (the “Company”), Charles S. Cullum, Executive Vice President and Chief Financial Officer of the Company, and Donna J. Stevens, Executive Vice President and Chief Operating Officer of the Company, each became a participant in the Shore Bancshares, Inc. Change in Control Severance Plan (the “Plan”) by executing a participation agreement in accordance with the terms of the Plan. The Plan consolidates the Company’s change in control severance arrangements under a single plan document with individualized participation agreements. The Plan is intended to secure the continued services of certain executive officers and other key employees of the Company and its affiliates and to ensure their continued dedication to their duties in the event of any threat or occurrence of a change in control.
Under the Plan, a participant who undergoes a “Qualifying Termination,” which is defined in the Plan as termination of the participant’s service during the twenty-four (24) month period immediately following a change in control, either (a) by the Company or a subsidiary of the Company without cause or (b) by the participant for Good Reason (as defined below), is entitled to certain severance benefits, subject to the execution of a general release of claims and certain restrictive covenants set forth in the participant’s participation agreement. In no event will the termination of a participant’s employment as a result of any of the following circumstances result in a Qualifying Termination: the participant’s death or disability; a termination by the Company or a subsidiary of the Company of a participant’s employment for cause; or a termination by the participant of his or her employment for a reason other than for Good Reason.
Termination for “Good Reason” is defined in the Plan as a termination of employment by a participant as a result of the participant’s resignation from the Company or a subsidiary of the Company upon the occurrence of any of the following events: (i) a material reduction in the participant’s base salary or base compensation; (ii) a material diminution in the participant’s authority, duties or responsibilities without the written consent of the participant; or (iii) a change in the location of the participant’s principal workplace that exceeds thirty miles.
The individual participation agreements set forth the cash severance, health coverage and the restrictive covenants for each participant in connection with his or her participation in the Plan. In the event of a Qualifying Termination a participant will be eligible for a lump sum cash payment calculated by multiplying the participant’s severance multiplier by the sum of the participant’s base pay as of his or her termination date plus the participant’s target bonus for the year of the change in control. In the event of a Qualifying Termination, participants are also eligible to receive a lump sum cash payment equal to the monthly COBRA premium (employee and employer portion) for the health insurance coverage the participant has in place as of his or termination date multiplied by the number of months specified in the participant’s participation agreement. Mr. Burke is subject to a one-year non-competition agreement and a one-year restriction on soliciting employees and customers. Mr. Cullum and Ms. Stevens are subject to a one-year restriction on soliciting employees and customers.
Mr. Burke was designated as a participant in the Plan with a severance multiplier of three for a Qualifying Termination occurring during the covered period following a change in control. Mr. Cullum and Ms. Stevens were each designated as a participant in the Plan with a severance multiplier of two for a Qualifying Termination occurring during the covered period following a change in control. Other executive officers and key employees were also designated as participants in the Plan, subject to their execution of a participation agreement as required under the Plan. Severance benefits payable under the Plan will replace (and be paid in lieu of) any severance benefits that a participant otherwise is eligible to receive under any other agreements entered into between Company or subsidiary of the Company and the participant, and no participant will be entitled to severance benefits under both the Plan and any other severance arrangement maintained by the Company or a subsidiary of the Company.
This summary is qualified in its entirety by reference to the copy of the Plan and the form of participation agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference.
Item 9.01 Exhibits

Exhibit No.	Description
10.1	Change in Control Severance Plan
10.2	Form of Participation Agreement for Change in Control Severance Plan
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: December 17, 2025	By:	/s/ James M. Burke
James M. Burke
President and Chief Executive Officer
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